Exhibit 99.1

SENETEK PLC ANNOUNCES OPERATING RESULTS FOR FIRST QUARTER

2005; INVESTOR CONFERENCE CALL SCHEDULED FOR MAY 19

NAPA, California, May 16, 2005 — Senetek PLC (OTCBB: SNTKY - News), www.senetekplc.com, a healthcare technologies company engaged in developing and marketing products for the anti-aging markets worldwide, today announced a net loss for the quarter ended March 31, 2005 of $(584,000), or $(0.01) per share, compared to net income of $632,000 or $0.01 for quarter ended March 31, 2004.

Revenues from continuing operations for the three months ended March 31, 2005 were $1.24 compared to $3.25 million during the first quarter of 2004. The decrease in revenues during 2005 compared to 2004 was largely due to the $1.5 million litigation settlement from OMP, Inc. received in the first quarter of 2004. Excluding the OMP settlement in 2004, revenues in 2005 decreased a total of approximately 29%. An increase in total revenue from Valeant Pharmaceuticals Inc., our largest licensee, of approximately $110,000 or 25% was only able to partially offset the reduction in royalty revenues from various licensees in North America, Europe and Asia.

Operating expenses for the quarter ended March 31, 2005 totaled $1.5 million or 121% of revenues, compared to $2.2 million or 67% of revenues, for the first quarter of 2004. While the level of operating expenses decreased in absolute terms by 31%, resulting primarily from a $700,000 decrease in legal fees related to the OMP lawsuit settled in March 2004, the increase in operating expenses as a percentage of revenue was due to the 62% reduction in revenue in the quarter ended March 31, 2005. Operating expenses for the quarter ended March 31, 2005 included approximately $115,000 of severance payments related to the departure of a senior executive in connection with our long term goal of operating expense reduction.

The Company’s bottom line benefited from reduced interest expense in the quarter ended March 31, 2005 of $184,000 compared to $242,000 in 2004, resulting from $1.6 million of principal payments made in August 2004. Senetek’s income from discontinued operations was $44,000 and $45,000 in the quarters ended March 31, 2005 and 2004. The Company is scheduled to collect an additional $365,000 over the next two and one quarter years under the terms of the sale of its discontinued operations.

The Company’s current ratio at March 31, 2005 remained strong at 2.50 compared to 2.55 at December 31, 2004. As of March 31, 2005 the Company’s liquid position, represented by cash, cash equivalents and short term investments totaled $3.98 million, a decrease of $539,000 from December 31, 2004, primarily caused by the net loss for the three months ended March 31, 2005 of $584,000. The Company does expect its current ratio and liquidity position to somewhat decline over the next quarter while it continues to aggressively pursue the advancement of new compounds, including Zeatin, and pursue new licensees.

Brad Holsworth, Chief Financial Officer, stated, “Our liquidity and cash position remain strong. While we are disappointed at the amount of the loss for the quarter, we are encouraged by our progress towards the development and expansion of our product line. We will continue to work closely with our existing licensees to maximize revenue and are aggressively pursuing new licensees for growth in our core skin care business. We are actively pursuing the completion of the required testing and development of Zeatin with the hopes of adding it to our product line later in 2005. We will continue to monitor our operating expenses closely. As noted previously, we do expect that our revenue and profitability growth will be weighted towards the second half of 2005 when we expect to introduce additional products and new licensees.”

The Company will conduct its year-end teleconference call for investors on Thursday May 19, 2005 at 10:00 a.m. Pacific, 1:00 p.m. Eastern. The domestic dial-in number is 800/895-1713; the international dial-in number is 785/424-1058, conference ID SENETEK. Mr. Frank J. Massino, Chairman & CEO, and Mr. Holsworth will discuss the 2005 operating results and the outlook for 2005. Replay of the conference call will be available until May 26, 2005. Domestic Replay dial-in is 800/938-0998, International Replay dial-in 402/220-1550, replay conference ID SENETEK.

Senetek is a life sciences-driven product development and licensing company focused on the high growth market for dermatological and skin care products primarily addressing photodamage and age-related skin conditions. Senetek’s patented compound Kinetin is a naturally occurring cytokinin that has proven effective in improving the appearance of aging skin with virtually none of the side effects associated with acid-based active ingredients. Senetek has licensed Kinetin to leading global and regional dermatological and skin care marketers including Valeant Pharmaceuticals, The Body Shop and Revlon. Senetek’s researchers at the University of Aarhus, Denmark, also are collaborating with the Institute of Experimental Botany, Prague, and with Beiersdorf AG, Hamburg, to identify and evaluate additional new biologically active compounds for this high growth field.

Visit Senetek PLC’s Web site at http://www.senetekplc.com.

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext. 102

E-Mail: Pknopick@eandecommunications.com

Safe Harbor Statement: This news release contains statements that may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, including those indicating the financial outlook for fiscal 2005 and those that might imply commercial potential and successful evaluation and development of new compounds. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2004. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.